EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investors:

Sheree Aronson

(714) 247-8290

sheree.aronson@amo-inc.com

Media:

Steve Chesterman

(714) 247-8711

steve.chesterman@amo-inc.com

ADVANCED MEDICAL OPTICS ANNOUNCES

FIRST-QUARTER 2006 RESULTS

Sales Rise 23.7% with Addition of LVC Business, Demand for Core Brands

GAAP EPS of $0.04 Includes $0.34 in Special Charges and $0.04 for Impact of FAS 123R

2006 Refractive Implant Sales Target Increases to $50 Million to $60 Million

Company Reaffirms Guidance

(SANTA ANA, CA), April 27, 2006 – Advanced Medical Optics, Inc. (AMO) [NYSE: EYE], a global leader in ophthalmic surgical devices and eye care products, today announced financial results for the first quarter of 2006.

The company reported sales of $238.2 million, a 23.7 percent increase compared to the same quarter last year, including a 4.9 percent decrease related to foreign currency. The rise reflects the May 2005 acquisition of VISX, Incorporated, as well as growth in sales of AMO’s technologically advanced products. First-quarter sales were unfavorably impacted by the planned rationalization of non-strategic eye care and cataract products, and lower sales in the eye care business.

AMO reported first-quarter 2006 net income of $2.6 million, or $0.04 per share, including a $0.04 per share impact associated with stock-based compensation expense now being recognized under Statement of Financial Accounting Standards No. 123R (FAS123R) issued by the Financial Accounting Standards Board. During the first quarter, the company recorded pre-tax net charges of $35.2 million, including $3.2 million for inventory provisions and other manufacturing charges associated with discontinued products, $29.3 million related to its current business repositioning initiatives, $2.3 million in other write-offs and $0.4 million in an unrealized loss on derivative instruments. The after-tax impact of the net charges reduced earnings per share by $0.34. In the first quarter of 2005, the company reported net earnings of $13.8 million, or $0.35 per share, including a $0.01 per share unrealized gain on derivative instruments.

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“AMO’s strategy is to serve the full range of refractive vision care with differentiated technologies delivered through an efficient global infrastructure,” said James V. Mazzo, president and chief executive officer. “Our first-quarter results confirm that this strategy is working and allowing us to deliver sustained growth to shareholders. During the quarter, we experienced strong demand for our core brands, especially in our cataract/implant and laser vision correction businesses. We also moved closer to completing the accelerated rationalization and repositioning initiatives designed to improve our competitiveness, operating efficiency and growth potential. Finally, we delivered margin expansion that demonstrates the earnings power we’re creating for AMO.”

Cataract/Implant

Cataract/implant sales during the first quarter were $120.4 million, up 3.2 percent, net of a 5.1 percent decrease related to foreign currency. The growth reflected increased sales of technologically advanced products, partially offset by declining sales of discontinued, non-strategic products. Below are highlights of cataract/implant categories for the first quarter of 2006. Growth rates reflect comparisons to the same period in 2005 and include the impacts of foreign currency.

•                  Intraocular lens (IOL) sales rose 8.9 percent to $66.3 million, due primarily to increased sales of Tecnis® and other premium IOLs, which were partially offset by the accelerated phase-out of older-generation silicone and PMMA (polymethyl methacrylate) IOLs. AMO’s refractive IOLs – Tecnis® Multifocal, ReZoomTM and VerisyseTM – contributed $10.3 million to IOL sales in the quarter. This compared to nearly $9 million in the fourth quarter of 2005 and about $4 million in the year-ago quarter. The company now expects to generate between $50 million and $60 million in 2006 refractive implant sales, representing a $5 million increase over its prior forecast.

•                  Phacoemulsification sales rose 13.8 percent to $21.4 million. Strong sales of AMO’s proprietary Sovereign® systems with WhiteStar® technology, as well as the surgical packs and accessories that support these systems, led this growth.

•                  Viscoelastics sales declined 10.2 percent to $28.9 million, as Healon® product performance was masked by declining sales of discontinued viscoelastics, reimbursement pressures in certain international markets and unfavorable foreign currency translations.

Laser Vision Correction (LVC)

LVC sales were $61.0 million in the first quarter, up 14.4 percent versus the pro forma combined VISX LVC and AMO microkeratome sales in the year-ago period. The increase reflects primarily growth in the U.S. LVC business and increased sales related to the company’s international expansion. Below are highlights of LVC categories for the first quarter of 2006. Growth rates reflect comparisons to the same period in 2005 and include the impacts of foreign currency.

•                  Licensing and related sales of $40.6 million reflected an approximate 7.8 percent increase over VISX reported licensing and related sales in the same period last year. The improvement is attributed to an increase in the mix of CustomVue™ LASIK procedures.

•                  Systems sales of $10.9 million represented an approximate 42.3 percent increase over reported VISX system sales in the same period last year. The rise is due primarily to the increase in new unit placements in targeted international markets, as well as the continued rollout of Iris Registration in the U.S.

•                  Service and parts sales in the first quarter were $6.2 million, an increase of approximately 2.5 percent compared to VISX’s reported service and parts sales in the same period last year.

Eye Care

Eye care sales declined 23.0 percent to $56.8 million in the first quarter, including a 4.3 percent negative impact related to foreign currency. Soft performance in Japan, along with accelerated rationalization of non-strategic products primarily in Europe and Japan overshadowed positive results in the U.S. Below are highlights of eye care categories for the first quarter of 2006. Growth rates reflect comparisons to the same period in 2005 and include the impacts of foreign currency.

•                  Multipurpose solution sales declined 9.8 percent to $32.3 million. Results reflected declines in sales in international markets and unfavorable currency translations, offset by growth of the company’s flagship COMPLETE® MoisturePLUS™ brand in the U.S.

•                  Sales of hydrogen peroxide solutions declined 31.6 percent to $14.2 million, reflecting the continuing contraction of the global hydrogen peroxide market, which is concentrated in Japan and parts of Europe.

•                  Sales of other eye care products declined 40.2 percent to $10.3 million. These results reflected the company’s accelerated rationalization of older-generation products that no longer fit its growth strategy.

In recent weeks, the eye care market has been impacted by reports of fungal keratitis among contact lens wearers in the U.S. and certain international markets. AMO’s COMPLETE® MoisturePLUS™ has earned an excellent safety record since its introduction in 2003. During this time, the company has never had a confirmed case of fungal keratitis attributed to use of its multipurpose solutions and has no reason to believe any of the recent cases are in any way attributable to the company’s products.

Financial Highlights

Below are additional highlights of the first-quarter 2006 results.

•                  Gross profit was $151.4 million, including $3.2 million in inventory provisions and other manufacturing charges related to discontinued products, resulting in a gross profit margin of 63.5 percent. The gross profit and gross margin in the year-ago period were $122.1 million and 63.4 percent, respectively.

•                  Research and development (R&D) expense was $17.0 million, or 7.1 percent of sales, compared to $12.4 million, or 6.4 percent of sales in the same period last year. The rise reflected primarily the addition of R&D for the LVC business.

•                  SG&A expense was $95.4 million, or 40.1 percent of sales, including $2.3 million in write-offs. In the first quarter of 2005, the company reported SG&A expense of $83.8 million, or 43.5 percent of sales.

•                  Operating income was $9.7 million, including charges of $34.8 million related primarily to product rationalization and repositioning initiatives, compared to $25.9 million in the year-ago quarter.

•                  Non-operating expense was $5.9 million, including a $0.4 million unrealized loss on currency derivatives. In the year-ago quarter, non-operating expense was $5.0 million, including a $0.5 million unrealized gain on currency derivatives.

•                  Pre-tax income was $3.8 million, compared to $20.9 million in the same period one year ago. The company’s effective tax rate was 30.4 percent in the first quarter of 2006.

Leadership Responsibilities

AMO also announced that Richard A. (Randy) Meier, executive vice president of operations and chief financial officer, has assumed the additional responsibility of president of the Eye Care Group. Mr. Meier’s appointment to this additional post follows the retirement of James C. Cooke, who formerly served as president of the Eye Care Group. In addition, the company announced the separation of its Strategy & Technology Group into two divisions:  Strategic & Corporate Development and R&D. Jane E. Rady, formerly head of Strategy & Technology, assumed leadership of the Strategic & Corporate Development team, responsible for setting the company’s strategic direction, exploring acquisition opportunities and prospecting new technologies. Leonard R. Borrmann assumed responsibility for leading R&D for the company’s eye care, LVC and cataract/implant product lines.

“The size and scope of our company has changed substantially over the past few years, along with the growth opportunities in the markets we serve. As a dynamic organization, it is essential that we continue to evaluate the composition and responsibilities of our executive leadership to ensure optimal deployment of our combined talents, experience and skills. These management changes have been made with this objective in mind. I am very confident in the ability of each of these individuals to help lead our organization forward and make meaningful contributions to our success,” said Mr. Mazzo.

Rationalization & Repositioning

AMO announced in late 2005 a plan to accelerate the scope and timing of a broad rationalization and repositioning strategy. Under this plan, AMO adopted a more aggressive timeline for discontinuing a variety of non-strategic cataract and eye care products, while eliminating or redeploying the resources that supported these products. Concurrently, AMO began increasing its investment in higher-growth, higher-margin product lines. Key aspects of the accelerated rationalization and repositioning strategy include:

•                  AMO ceased production in 2005 of a variety of older-generation cataract and eye care products and implemented sales incentive programs to migrate customers to its core products. As a result, the company estimated that it lost approximately $8 million in sales during the first quarter of 2006. The company expects to lose an additional $25 million to $30 million in sales related to discontinued products during the balance of 2006. The company expects these lost sales to be offset by growth of its new and technologically advanced products.

•                  AMO made organization changes, including implementation of initiatives designed to, among other things, enhance its global manufacturing capacity, refine R&D skills and priorities and better allocate sales and marketing resources. As a result, AMO incurred pre-tax charges of $42.3 million in the fourth quarter of 2005 and $32.4 million in write-offs and charges in the first quarter of 2006. These write-offs and charges are not included in the company’s adjusted earnings per share guidance.

•                  Following an analysis of its IOL manufacturing capabilities, the company has decided to consolidate certain operations. In addition, the company has decided to further expand the scope of its eye care rationalization initiatives in order to maximize manufacturing capacity and seize growth opportunities. Together, these actions are expected to result in charges of approximately $20 million to $25 million in the remainder of 2006. These charges are not included in the company’s adjusted earnings per share guidance.

Financial Guidance

AMO affirmed its guidance, including the impact for FAS 123R, as follows:

	2006	2007

Revenue (in millions)	$1,020-$1,040	$1,100-$1,120

Adjusted EPS	$2.00-$2.15	$2.45+

Live Webcast & Audio Replay

AMO will host a live Web cast to discuss first-quarter 2006 results and review future expectations today at 10:00 a.m. ET. To participate and download the slides that accompany the company’s conference call remarks, visit www.amo-inc.com. An audio replay will be available at approximately noon ET today and will continue through midnight ET on Thursday, May 11th, at 800-642-1687 (Passcode 7859849) or by visiting www.amo-inc.com.

About Advanced Medical Optics (AMO)

AMO is a global medical device leader focused on the discovery and delivery of innovative vision technologies that optimize the quality of life for people of all ages. Products in the cataract/implant line include intraocular lenses, phacoemulsification systems, viscoelastics, and related products used in cataract and refractive lenticular surgery. Products in the laser vision correction line include laser systems, wavefront diagnostic systems, microkeratomes and related products used in corneal refractive surgery. AMO owns or has the rights to such ophthalmic surgical product brands as ReZoom™, Clariflex®, Sensar®, CeeOn®, Tecnis® and Verisyse™ intraocular lenses, STAR S4 IR™ laser vision correction system, WaveScan Wavefront® System, CustomVue™ procedure, Sovereign® and Sovereign® Compact™ phacoemulsification systems with WhiteStar® technology, Amadeus™ and Amadeus™ II microkeratomes, Healon® viscoelastics, and the Baerveldt® glaucoma shunt. Products in the contact lens care line include disinfecting solutions, enzymatic cleaners and lens rewetting drops. Among the eye care product brands the company possesses are COMPLETE® Moisture PLUS™, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care™ and blinkTM branded products. Amadeus is a licensed product of, and a trademark of, SIS, Ltd. AMO is based in Santa Ana, California, and employs approximately 3,600 worldwide. The company has operations in 24 countries and markets products in approximately 60 countries. For more information, visit the company’s Web site at www.amo-inc.com.

Use of Non-GAAP Measures

Our guidance for earnings per share for 2006 and 2007 is provided on a non-GAAP basis. The company’s adjusted earnings-per-share guidance excludes any charges associated with acquisitions or reorganization, rationalizations and repositioning strategies. The guidance also assumes no impact of potential unrealized gains or losses on derivative instruments. The company believes this presentation is useful to investors to conduct a more meaningful, consistent comparison of the company’s ongoing operating results. This presentation is also consistent with our internal use of the measure, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. We believe that our investors also use this measure to analyze the sustainable profitability of the on-going business operations. The economic substance related to our use of adjusted earnings per share is our belief that the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced in prior periods. The company is not able to provide a reconciliation of projected adjusted earnings per share to expected reported results due to the unknown effect, timing and potential significance of special charges, and our inability to forecast charges associated with future transactions and initiatives.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Forward-Looking Statements

This press release contains forward-looking statements and forecasts about AMO and its businesses, such as management’s revenue and adjusted earnings per share estimates for 2006 and 2007 and estimated lost sales and write-offs and charges associated with the rationalization and repositioning. Because forecasts are inherently estimates that cannot be made with precision, the company’s performance may at times differ from its estimates and targets. The company often does not know what the actual results will be until after a quarter’s end. Therefore, the company will not report or comment on its progress during the quarter. Any statement made by others with respect to progress mid-quarter cannot be attributed to the company.

Statements in this press release regarding financial guidance, the rationalization and repositioning program, statements of Mr. Mazzo and any other statements in this press release that refer to AMO’s estimated or anticipated future results, are forward-looking statements. All forward-looking statements in this press release reflect AMO’s current analysis of existing trends and information and represent AMO’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting AMO’s businesses including but not limited to uncertainties associated with successful and timely execution of the rationalization and repositioning program and AMO’s ability to offset sales of discontinued products; changing competitive, regulatory and market conditions; unexpected trends in the contact lens market; the performance of new products and the continued acceptance of current products; the execution of strategic initiatives and alliances; AMO’s ability to maintain a sufficient supply of products; consumer spending and confidence; product liability claims or quality issues; litigation; and the uncertainties associated with intellectual property protection for the company’s products. In addition, matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates, can affect AMO’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO. AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in AMO’s 2005 Form 10-K filed in March 2006 include information concerning these and other risk factors. Copies of press releases and additional information about AMO are available at www.amo-inc.com, or by contacting AMO’s Investor Relations Department by calling 714-247-8348.

Advanced Medical Optics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
(in thousands, except per share amounts)	March 31, 2006	March 25, 2005
Net sales:
Cataract/implant	$120,444	$116,730
Laser vision correction	60,955	1,942
Eye care	56,829	73,847
	238,228	192,519
Cost of sales (B)	86,835	70,439
Gross profit	151,393	122,080

Selling, general and administrative	95,439	83,815
Research and development	16,973	12,352
Business repositioning	29,254	—
Operating income	9,727	25,913

Non-operating expense (income):
Interest expense	4,507	5,827
Unrealized loss (gain) on derivative instruments	438	(531)
Other, net	1,004	(331)
	5,949	4,965

Earnings before income taxes	3,778	20,948
Provision for income taxes	1,149	7,122
Net earnings	$2,629	$13,826

Net basic earnings per share	$0.04	$0.37

Net diluted earnings per share (A)	$0.04	$0.35

Weighted average number of shares outstanding:
Basic	68,228	37,119
Diluted	71,026	39,815

(A)      The net diluted earnings per share includes the after-tax impact of $55 of interest expense on the 3.5% Senior Subordinated Convertible Notes for the three months ended March 25, 2005.

(B)        Includes charges of $3,178 primarily for inventory provisions and other manufacturing charges associated with discontinued products as the result of the business repositioning plan.

Advanced Medical Optics, Inc.

Global Sales

(Unaudited)

(In thousands)

	Three Months Ended
	March 31, 2006	March 25, 2005
Geographic sales:
Americas:
Cataract/implant	$46,510	$38,138
Laser vision correction	52,027	1,592
Eye care	16,900	15,893
Total Americas	115,437	55,623
Europe/Africa/Middle East:
Cataract/implant	46,385	50,002
Laser vision correction	4,099	252
Eye care	15,905	23,713
Total Europe/Africa/Middle East	66,389	73,967
Japan:
Cataract/implant	14,958	16,922
Laser vision correction	816	2
Eye care	16,129	23,574
Total Japan	31,903	40,498
Asia Pacific:
Cataract/implant	12,591	11,668
Laser vision correction	4,013	96
Eye care	7,895	10,667
Total Asia Pacific	24,499	22,431

	$238,228	$192,519

Product sales (A):
Cataract/implant:
Intraocular lenses	$66,271	$60,874
Viscoelastics	28,892	32,173
Phacoemulsification products	21,437	18,845
Other	3,844	4,838
Total Cataract/implant	120,444	116,730
Laser vision correction:
Licensing and related	40,591	—
Systems	10,908	—
Service and parts	6,177	—
Microkeratome and other	3,279	1,942
Total Laser vision correction	60,955	1,942
Eye care:
Multi-purpose solutions	32,330	35,861
Hydrogen-peroxide solutions	14,180	20,721
Other	10,319	17,265
Total Eye care	56,829	73,847
	$238,228	$192,519

	Three Months Ended			% Exchange
	March 31, 2006	March 25, 2005	% Growth	Impact

Net sales:
Cataract/implant	$120,444	$116,730	3.2%	-5.1%
Laser vision correction	60,955	1,942	3038.8%	-14.8%
Eye care	56,829	73,847	-23.0%	-4.3%
	$238,228	$192,519	23.7%	-4.9%

(A)      Certain insignificant amounts in the prior quarter were reclassified to conform with the current quarter presentation due to the Company’s new product structure.

Advanced Medical Optics, Inc.

Other Financial Information

(Unaudited)

(In thousands)

	March 31,	December 31,
	2006	2005
Cash and equivalents	$37,607	$40,826
Trade receivables, net	224,702	238,761
Inventories	108,271	104,820
Working capital, excluding cash	220,296	178,063
Total debt, including current portion	545,000	560,000
Stockholders’ equity	1,044,221	1,010,062

	Three Months Ended
	March 31,	March 25,
	2006	2005
Depreciation and amortization	$16,482	$7,960
Capital expenditures, excluding acquisitions	8,981	10,540

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